CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the Registration Statements of Savoir Technology Group, Inc. on Forms S-8 (File Nos. 033-64279, 333-30825 and 333-08989) and Forms S-3 (File Nos. 333-53225 and 333-61865) of
our reports dated January 27, 1999 on our audits of the consolidated financial statements and financial statement schedule of Savoir Technology Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 which reports are included in this Annual Report on Form 10-K.


PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 31, 1999